Exhibit 99.1

World Fuel Services Corporation Chief Executive Officer Enters into Pre-Arranged Stock Trading Plan

MIAMI--(BUSINESS WIRE)--December 20, 2012--World Fuel Services Corporation (NYSE:INT) today announced that its president and chief executive officer, Michael J. Kasbar, has entered into a pre-arranged, non-discretionary stock trading plan.

Under the newly adopted plan, beginning on February 26, 2013 and ending on December 31, 2013, Mr. Kasbar may sell up to 81,693 shares of the Company’s common stock, which represents approximately 7% of his holdings. In addition, beginning on February 26, 2013 and ending on March 15, 2013, Mr. Kasbar may convert up to 100,000 stock-settled stock appreciation rights that expire on March 15, 2013 (“SSARs”) and sell the shares that he acquires from such exercise and conversion. The number of shares acquired from the conversion of the SSARs will be equal in value to the closing price of the Company’s common stock on the conversion date less the closing price of the Company’s common stock on the date the SSARs were granted, multiplied by the number of SSARs converted.

The sales are being made for diversification and estate and tax planning purposes and will be publicly disclosed through Form 4 filings with the Securities and Exchange Commission. The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and World Fuel Services’ policies regarding stock transactions. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to achieve prudent and gradual asset diversification over time.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at 6,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBO’s), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer